Mail Stop 6010

      	December 14, 2005

Mr. David A. Almeida
Vice President - Finance and Chief Financial Officer
Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, CT 06067

      Re:	Axsys Technologies, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
      Filed February 24, 2005
	File No. 000-16182

Dear Mr. Almeida:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant